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                                                                  EXHIBIT 21



                        GRAYBAR ELECTRIC COMPANY, INC.


                             LIST OF SUBSIDIARIES
                             --------------------



Graybar Electric Company FSC, Inc., a Barbados corporation

Graybar International, Inc., a Missouri corporation

Graybar Financial Services, Inc., a Missouri corporation

Graybar Electric de Mexico, S. de R.L. de C.V., a Mexican corporation

Graybar Electric Limited, a Nova Scotia corporation

Graybar Canada Limited, a Nova Scotia corporation

Graybar Foundation, Inc., a Missouri corporation

Graybar Services, Inc., an Illinois corporation

Distribution Associates, Inc., a Missouri corporation

Graybar Electric (Ontario) Limited, an Ontario corporation

Graybar Business Services, Inc., a Missouri corporation

Graybar Electric Canada Limited, a Nova Scotia corporation

Graybar Commerce Corporation, a Delaware corporation

Commonwealth Controls Corporation